Exhibit 99.2

PURCHASE AGREEMENT

Purchase Agreement ("Agreement") dated as of January 13, 2009 between Flight Safety Technologies, Inc., a Nevada corporation (the "Company") and Cummins Family Limited Partnership, an Idaho limited partnership (the "Purchaser").

W I T N E S S E T H:

Whereas, the Company desires to sell and issue to Purchaser, and Purchaser wishes to purchase from the Company: (i) an aggregate of 20,000 shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share ("Preferred Shares") on the Closing Date (as such term is defined below) and (ii) such number of additional Preferred Shares on the Earn-out Closing Date (as such term is defined below) determined in accordance with Section 1.1(a)(ii) hereof; and

Whereas, the Preferred Shares shall have the rights, designations and preferences set forth in the Certificate of Designations (the "Certificate") in the form of Exhibit 1.1A attached hereto, and shall be convertible into shares ("Common Shares"), of the Company's common stock, par value $.001 par share ("Common Stock);

Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Purchase and Sale of Series A Convertible Preferred Shares

      Issuance of Preferred Shares.

        Issuance.

          Initial Closing. On the Closing Date (as such term is defined below), and upon the following terms and conditions, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, 20,000 Preferred Shares.

          Earn-out Closing. On the two (2) year anniversary of the Closing Date (the "Earn-out Closing Date"), and upon the following terms and conditions, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, such number of Preferred Shares as shall equal the quotient of (A) the excess (if any) of (x) the Cummins Family Produce Value (as such term is defined below) over (y) the Initial Closing Consideration Value divided by (B) the Original Issue Price (as such term is defined below). In the event the Cummins Family Produce Value does not exceed the Initial Closing Consideration Value, no Preferred Shares shall be issued under this Section 1.1(a)(ii).

        For purpose of this Agreement, the following terms shall have the meanings indicated:

        "Average Monthly Cummins Family Produce EBITDA" shall equal the average of the Monthly Cummins Family Produce EBITDA during the preceding twenty-four (24) month period, as calculated one (1) month prior to the Earn-out Closing Date.

        "Cummins Family Produce" means Cummins Family Produce, Inc., an Idaho corporation.

        "Cummins Family Produce Value" shall equal the product of (A) 4.25 multiplied by (B) 12 multiplied by (C) the Average Monthly Cummins Family Produce EBITDA (as such term is defined above).

        "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

        "Initial Closing Consideration Value" shall mean the sum of (A) the Preferred Share Value plus (B) the Stearns Note Value.

        "Monthly Cummins Family Produce EBITDA" means, for each month, (A) the net income (or loss) of Cummins Family Produce determined in accordance with GAAP plus (B) all amounts deducting in computing such net income in respect of (x) depreciation, amortization and other noncash charges, (y) interest expense, and (z) income tax expense.

        "Original Issue Price" means One Hundred and No/100ths Dollars ($100.00).

        "Preferred Share Value" means Two Million and No/100ths Dollars ($2,000,000.00).

        "Stearns Note" means the promissory note of Wesley Cummins to Stearns Bank National Association dated May 15, 2008 in the original principal amount of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00).

        "Stearns Note Value" means the principal amount outstanding under the Stearns Note as of the Closing Date.

        The calculations set forth in this Section 1.1(a)(ii) shall be performed by an accounting firm mutually acceptable to the Company and Purchaser. In the event they are unable to agree upon such an accounting firm at least ninety (90) days prior to the Earn-out Closing Date, the accounting firm will be selected by an arbitrator located in New York, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the accounting firm (within 10 days of his appointment) from a list, jointly prepared by the Purchaser and the Company, of not more than four accounting firms in the United States, of which no more than two may be named by the Company and no more than two may be named by the Purchaser. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which accounting firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of four.

        The Company and the Purchaser shall submit their respective calculations and other relevant data to the accounting firm, and the accounting firm shall as soon as practicable thereafter make its own determination of the calculations set forth herein. The determination of the final calculations by such accounting firm shall be final and binding upon the parties. The Company shall pay the fees and expenses of the accounting firm and arbitrator (if any). If required by any such accounting firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such accounting firm or arbitrator and its officers, directors, partners, employees, agents and affiliates.

        Purchase Price. The purchase price for the Preferred Shares to be acquired by Purchaser (the "Purchase Price") shall be an aggregate of 1,000 shares (collectively, the "Cummins Family Produce Shares") of common stock, no par value per share, of Cummins Family Produce (the "Cummins Family Produce Stock").

        Initial Closing.

          The initial closing of the purchase and sale of the Preferred Shares (the "Closing") shall take place at the offices of Tobin, Carberry, O'Malley, Riley & Selinger, P.C., 43 Broad Street, New London, CT 06320-0058 (the "Company's Counsel") at 10:00 am. local time on: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article 4 hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

          On the Closing Date, (x) the Company shall deliver to Pacific Stock Transfer Company, the stock registrar and transfer agent for the Company, irrevocable instructions to register 20,000 Preferred Shares in the name of the Purchaser and to immediately deliver to the Purchaser one or more certificates (as reasonably requested by the Purchaser) representing such Preferred Shares and (y) the Purchaser shall deliver to the Company one or more certificates (as reasonably requested by the Company) representing the Cummins Family Produce Shares in the name of the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

        Earn-out Closing.

          The closing with respect to the shares to be issued (if any) under Section 1.1(a)(ii) (the "Earn-out Closing") shall take place at the offices of the Company's Counsel at 10:00 am. local time on the Earn-out Closing Date, or at such other time and place and/or on such other date as Purchaser and the Company may agree.

          On the Earn-out Closing Date, the Company shall deliver to Purchaser one or more certificates (as reasonably requested by such Purchaser) representing such number of Preferred Shares calculated in accordance with Section 1.1(a)(ii), which Preferred Shares shall be issued in the name of Purchaser or its nominee. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Earn-out Closing.

  Representations and Warranties

      Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date:

        Organization and Qualification; Material Adverse Effect. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power) other than the subsidiaries listed on Schedule 2.1(a) attached hereto. The subsidiaries listed on Schedule 2.1(a) hereto are direct subsidiaries wholly owned by the Company, and there are no outstanding shares, options, warrants or other rights to subscribe for or acquire any capital stock in such subsidiaries except outstanding common stock in such subsidiaries held by the Company. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except where specifically indicated to the contrary, all references in this Article 2 to the Company shall be deemed to refer to the Company and its consolidated subsidiaries. Except as for Schedule 2.1(b), each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" with respect to any entity means any adverse effect on the business, operations, properties or financial condition of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity and its subsidiaries taken as a whole, and any material adverse effect on the transactions contemplated under Transaction Documents (as defined below).

        Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement and the Certificate (the "Transaction Documents") and to issue the Preferred Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Preferred Shares and Common Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) is necessary, (iii) the Transaction Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

        Capitalization. The authorized capital stock of the Company consists of 50 million shares of Common Stock and 5 million shares of preferred stock; as of October 17, 2008 there were 8,684,646 shares of Common Stock issued and outstanding; prior to giving effect to the transactions completed by this Agreement, there are no shares of preferred stock issued or outstanding; and, except as set forth on Schedule 2.1(c) or in the Pre-Agreement SEC Documents (as such term is defined below), no shares of Common Stock and no shares of preferred stock were reserved for issuance to persons other than the Purchaser or purchasers of Preferred Shares pursuant to the Cash Purchase Agreement (as such term is defined below). All of the outstanding shares of the Company's Common Stock have been validly issued and are fully paid and nonassessable. No shares of capital stock are entitled to preemptive rights and, except as set forth in the Pre-Agreement SEC Documents, there are no outstanding options and outstanding warrants for shares of Common Stock. Except as set forth on Schedule 2.1(c)(i) or in the Pre-Agreement SEC Documents, there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. There are no scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the subsidiaries of the Company, or contracts, commitments, understandings, or arrangements by which the subsidiaries of the Company is or may become bound to issue additional shares of capital stock of the subsidiaries of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the subsidiaries of the Company. Attached hereto as Exhibit 2.1(c)(ii) is a true and correct copy of the Company's Articles of Incorporation (the "Charter"), as in effect on the date hereof, and attached hereto as Exhibit 2.1(c)(iii) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "By-Laws"). Attached hereto as Exhibit 2.1(c)(iv) is a true and correct copy of the Articles of Incorporation of Advanced Plasma Products, Inc. (the "Subsidiary Charter"), as in effect on the date hereof, and attached hereto as Exhibit 2.1(c)(v) is a true and correct copy of the By-Laws of Advanced Plasma Products, Inc., as in effect on the date hereof (the "Subsidiary By-Laws"). All corporate minute books and records of the Company and its subsidiaries have been made available for inspection by the Purchaser. The corporate minute books and records of the Company and its subsidiaries contain all material resolutions adopted by the stockholders or the board of directors of the Company and its subsidiaries. The Company and its subsidiaries' books, accounts and records are, and have been, maintained in the Company and its subsidiaries' usual, regular and ordinary manner, in accordance with generally accepted accounting principles and all material transactions to which either the Company or its subsidiaries is or has been a party are properly reflected therein.

        Issuance of Common Shares. The Preferred Shares and Common Shares are duly authorized and reserved for issuance and, upon issuance in accordance with terms of this Agreement, the Certificate, and the Preferred Shares, respectively, such Preferred Shares and Common Shares, as the case may be, will be validly issued, fully paid and non-assessable, free and clear of any and all liens and claims and the holders of such Preferred Shares and Common Shares shall be entitled to all rights and preferences accorded to a holder of Preferred Shares and Common Stock, as the case may be. The Common Stock is currently traded on the Over-the-Counter market.

        No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, the issuance of the Preferred Shares and the issuance of Common Shares do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) except as set forth on Schedule 2.1(e), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or material instrument to which the Company or any of its subsidiaries is a party (collectively, "Company Agreements") except for such conflicts, defaults or rights of termination, amendment, acceleration or cancellation which would not have a Material Adverse Effect, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in compliance with (i) its Charter and By-Laws, (ii) the Subsidiary Charter and Subsidiary By-Laws (as applicable), (iii) all Company Agreements (except where such violation would not reasonably be expected to have a Material Adverse Effect) and (iv) all applicable laws, ordinances or regulations of any governmental entity (except as disclosed in the reports or documents filed at least 5 business days prior to the Closing Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Pre-Agreement SEC Documents") or where such violation would not reasonably be expected to have a Material Adverse Effect). Except for filings, consents and approvals required under applicable state and federal securities laws or as specifically contemplated by this Agreement, the Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Certificate or to issue and sell the Preferred Shares or the Common Shares issuable upon conversion thereof.

        SEC Documents; No Non-Public Information; Financial Statements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all such proxy information, solicitation statements and registration statements, and any amendments thereto required to have been filed (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents") except where the failure to make such filings (i) would not have a Material Adverse Effect on the Company and (ii) would not now or in the future negatively impact the ability of shareholders of the Company to sell shares of Common Stock pursuant to Rule 144 under the Exchange Act. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents and, as of the date they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its subsidiaries required to be filed, and no event or circumstance has occurred prior to the date hereof which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading or which, under applicable law, rule or regulation, requires public disclosure by the Company, but which has not, or will have not, been so disclosed.

        Financial Statements. The financial statements of the Company and its subsidiaries included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited financial statements of each of the Company and its subsidiaries for the fiscal year ending May 31, 2008 have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        Principal Exchange/Market. The Common Stock is currently traded on the over-the-counter market.

        No Material Adverse Change. Since August 31, 2008 (other than as set forth in the Pre-Agreement SEC Documents or on Schedule 2.1(i)), no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred, to the Company's knowledge, that with notice or the passage of time or both the Company believes is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries.

        No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since August 31, 2008, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

        Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 and any and all applicable rules and regulations, promulgated by the SEC thereunder, except where such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.

        No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Preferred Shares and Common Shares.

        No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Shares and the Common Shares under the Act.

        The issuance of the Preferred Shares and Common Shares to Purchaser will not be integrated with any other issuance of the Company's securities (past, current or future) which requires stockholder approval (except where such approval is obtained).

        [Intentionally omitted].

        Intellectual Property. The Company and/or its wholly-owned subsidiaries owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") necessary for the conduct of its business, except as set forth on in the Pre-Agreement SEC Documents. The Company and its subsidiaries have all intellectual property rights which it believes are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the Pre-Agreement SEC Documents. The Company and its subsidiaries have no reason to believe that the material intellectual property rights which it owns are invalid or unenforceable. To the Company's knowledge, except as set forth in the Pre-Agreement SEC Documents, the use of such intellectual property by the Company or its subsidiaries does not infringe upon or conflict with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Pre-Agreement SEC Documents, the Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party that is expected to have a Material Adverse Effect.

        No Litigation. Except as set forth on Schedule 2.1(p), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely affect the transactions contemplated by the Transaction Documents is pending or, to the Company's knowledge, threatened, and to the Company's knowledge, no other event has occurred, which could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. There is no legal proceeding described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect on the Company.

        Brokers. Except as set forth on Schedule 2.1(q), the Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company or Purchaser relating to this Agreement or the transactions contemplated hereby.

        Other Purchasers. Except as set forth on Schedule 2.1(r)(i) (or in the Pre-Agreement SEC Documents), there are no outstanding securities issued or issuable by the Company that are entitled to registration rights under the Act. Other than the Preferred Shares and except as set forth on Schedule 2.1(r)(ii) (or the Pre-Agreement SEC Documents solely with respect to clause (i)) there are no outstanding securities issued by the Company (i) that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock of the Company, or (ii) that have anti-dilution or similar rights that would be affected by the issuance of the Preferred Shares or the Common Shares.

        Certain Transactions. Other than in connection with this Agreement and the Cash Purchase Agreement (as such term is defined below), and except as disclosed in the Pre-Agreement SEC Documents and Schedule 2.1(s), none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

        Taxes. Since May 31, 2008, all federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Company and each of its subsidiaries have been filed or extended and all such filed returns are complete and accurate in all material respects, and disclose all taxes required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

        No Reliance on Purchaser. The Company acknowledges and agrees that Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement, the Certificate and the transactions contemplated hereby and thereby. The Company further acknowledges that neither Purchaser nor any of its partners, members, directors, officers, agents, employees or any other person acting on its behalf is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, the Certificate and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement and file the Certificate has been based solely on the independent evaluation by the Company and its representatives.

        Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary of the Company has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

        MFN and Variable Rate Transactions. Except as set on Schedule 2.1(w), the Company has not entered into any MFN Transaction or Variable Rate Transaction (other than the sale of Preferred Shares under this Agreement and the Cash Purchase Agreement (as such term is defined below)), pursuant to which: (1) securities or potential obligations to issue securities are still outstanding or (2) the issuance, conversion, or exercise, as the case may be, of the Preferred Shares trigger, or may in the future trigger, an adjustment.

        The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related capital raising transactions (the "MFN Offering") which grants to a purchaser (the "MFN Purchaser") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price but excluding customary antidilution protections) based upon subsequent transactions of the Company on terms more favorable than those granted to such MFN Purchaser in such MFN Offering. As used herein, term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include (pursuant to the terms of the securities or the transaction documents pursuant to which such securities were issued) the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale under the Act.

        Acknowledgement of Dilution. The number of shares of Common Stock issuable upon conversion of the Preferred Shares may increase substantially in certain circumstances. The Company acknowledges that its obligation to issue shares of Common Stock in accordance with the Transaction Documents is absolute and unconditional, regardless of the dilution that such issuance may have on other shareholders of the Company.

        Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as reasonably prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

        Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any anti-takeover or control share provisions contained in the Company's Charter or By-Laws or arising under Nevada law, including without limitation Nevada Revised Statute Section 78-378, et. seq., which is or could become applicable to Purchaser as a result of the transactions contemplated by the Transaction Documents, including, without limitation, the issuance of the Preferred Shares, Common Shares and the Purchaser's ownership of such securities.

        Indebtedness. Except as disclosed in Schedule 2.1(aa) or in the Company's most recently filed annual report on form 10-KSB, neither the Company nor any of its subsidiaries has any outstanding Indebtedness (as defined below). For purposes of this Agreement: (i) "Indebtedness" of any person or entity (each, a "Person") means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (ii) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

        Investment Company Status. The Company is not, and immediately after receipt of payment for the Preferred Shares issued under this Agreement will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

        Listing and Maintenance Requirements. Except as disclosed in the Pre-Agreement SEC Documents, since September 19, 2008, the Company has been in compliance with all listing and maintenance requirements for the over-the-counter Market except, in each case, as could not reasonably be expected to result in a Material Adverse Effect. Since September 19, 2008, the Company has not received any communication, written or oral, from the SEC or the over-the-counter market regarding the suspension or delisting of the Common Stock.

        Purchase Representations.

          Access to Other Information. The Company acknowledges that Purchaser has made available to the Company the opportunity to examine such additional documents from Purchaser and Cummins Family Produce and to ask questions of, and receive full answers from, Purchaser and Cummins Family Produce concerning, among other things, Cummins Family Produce, its financial condition, its management, its prior activities and any other information which the Company considers relevant or appropriate in connection with entering into this Agreement.

          Risks of Purchase. The Company acknowledges that the Cummins Family Produce Shares have not been registered under the Act. The Company is capable of assessing the risks of an investment in the Cummins Family Produce Shares and is fully aware of the economic risks thereof.

          Purchaser Interest. The Company is acquiring the Cummins Family Produce Shares for its own account and not with a view to distribution in violation of any securities laws. The Company has no present intention to sell the Cummins Family Produce Shares in violation of federal or state securities laws, provided, however, that by making the representations herein, the Company does not agree to hold the Cummins Family Produce Shares for any minimum or other specific term and reserves the right to dispose of the Cummins Family Produce Shares at any time in accordance with federal and state securities laws applicable to such disposition.

          Restricted Securities. The Company acknowledges and understands that the terms of transfer of the Cummins Family Produce Shares have not been reviewed by the SEC or by any state securities authorities and that the Cummins Family Produce Shares have been issued in reliance on the certain exemptions from registration under the Act, which exemptions depend upon, among other things, the representations made and information furnished by the Company, including the bona fide nature of the Company's investment intent as expressed above.

          Ability to Bear Economic Risk. The Company (i) is able to bear the economic risk of its investment in the Cummins Family Produce Shares, (ii) is able to hold the Cummins Family Produce Shares for an indefinite period of time and (iii) can afford a complete loss of its investment in the Cummins Family Produce Shares.

          No Public Solicitation. At no time was the Company presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the issuance.

        Cash Purchase Transaction. The Company is entering into a purchase and sale agreement on or about the date hereof (the "Cash Purchase Agreement") with one or more investors pursuant to which the Company will issue Preferred Shares on the Initial Closing Date at the price per share equal to the Original Issue Price, which purchase price shall be paid in cash (with the exception of Company employees purchasing up to an aggregate of 1,000 Preferred Shares partially in cash and partially through promissory notes). The Company has provided the Purchaser with a true and correct copy of the Cash Purchase Agreement and all documents execution in connection therewith.

      Representations and Warranties of the Purchasers. Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

        Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Purchaser.

        Authorization; Enforcement. (i) Purchaser has the requisite power and authority to enter into and perform this Agreement, to purchase the Preferred Shares being sold to it hereunder, and to acquire the Common Shares, (ii) the execution and delivery of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action, and (iii) this Agreement constitutes valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

        No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) result in a violation of Purchaser's organizational documents, (ii) conflict with any agreement, indenture or instrument to which Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Purchaser. Purchaser is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement.

        Representations Regarding Cummins Family Produce.

          Organization and Qualification; Material Adverse Effect. Cummins Family Produce is a corporation duly incorporated and existing in good standing under the laws of the State of Idaho and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Cummins Family Produce does not have any direct or indirect subsidiaries (defined as any entity of which Cummins Family Produce owns, directly or indirectly, 50% or more of the equity or voting power). Cummins Family Produce is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect on Cummins Family Produce.

          Capitalization. The authorized capital stock of Cummins Family Produce consists of 10,000 shares of Cummins Family Produce Stock, of which the 1,000 Cummins Family Produce Shares to be transferred hereunder are the only shares outstanding. No shares of capital stock are entitled to preemptive rights and, there are no outstanding options or warrants for shares of Cummins Family Produce Stock. There are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of Cummins Family Produce, or contracts, commitments, understandings, or arrangements by which the Cummins Family Produce is or may become bound to issue additional shares of capital stock of Cummins Family Produce or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of Cummins Family Produce. Attached hereto as Exhibit 2.2(d)(ii) is a true and correct copy of Cummins Family Produce's Articles of Incorporation (the "Cummins Family Produce Charter"), as in effect on the date hereof, and attached hereto as Exhibit 2.2(d)(iii) is a true and correct copy of Cummins Family Produce's By-Laws, as in effect on the date hereof (the "Cummins Family Produce By-Laws"). All stock records, and all corporate minute books and records of Cummins Family Produce, have been made available for inspection by the Company. Such stock records accurately reflect all transactions involving capital stock of Cummins Family Produce and the current stock ownership of Cummins Family Produce. The corporate minute books and records of Cummins Family Produce contain all material resolutions adopted by the stockholders or the board of directors of Cummins Family Produce. Cummins Family Produce's books, accounts and records are, and have been, maintained in Cummins Family Produce's usual, regular and ordinary manner, in accordance with generally accepted accounting principles and all material transactions to which Cummins Family Produce is or has been a party are properly reflected therein.

          Issuance of Common Shares. The Cummins Family Produce Shares are validly issued, fully paid and nonassessable, and are free and clear of any and all liens or claims thereon.

          No Conflicts. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Cummins Family Produce Charter or Cummins Family Produce By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or material instrument to which Cummins Family Produce is a party (collectively, "Cummins Family Produce Agreements") except for such conflicts, defaults or rights of termination, amendment, acceleration or cancellation which would not have a Material Adverse Effect on Cummins Family Produce, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to Cummins Family Produce or by which any property or asset of Cummins Family Produce is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Cummins Family Produce is being conducted in compliance with (i) the Cummins Family Produce Charter and Cummins Family Produce By-Laws, (ii) all Cummins Family Produce Agreements (except where such violation would not reasonably be expected to have a Material Adverse Effect on Cummins Family Produce) and (ii) all applicable laws, ordinances or regulations of any governmental entity (except where such violation would not reasonably be expected to have a Material Adverse Effect on Cummins Family Produce).

          Financial Statements. The unaudited financial statements of Cummins Family Produce for the quarter ending September 30, 2008 have been prepared in accordance with United States generally accepted accounting principles (except to the extent they may not include footnotes or may be condensed or summary statements). The financial statements of Cummins Family Produce are complete and correct in all material respects and present fairly the financial position of Cummins Family Produce as of the dates thereof and the results of operations and cash flows of Cummins Family Produce for the periods covered by such statements, in accordance with GAAP consistently applied, except for (x) the absence of footnote disclosures required by GAAP and (y) normal recurring year-end adjustments which are not material, individually or in the aggregate.

          No Litigation. No litigation or claim (including those for unpaid taxes) against Cummins Family Produce which could reasonably be expected to have a Material Adverse Effect on Cummins Family Produce or could reasonably be expected to materially and adversely affect the transactions contemplated by the Transaction Documents is pending or, to the Purchaser's knowledge, threatened, and to the Purchaser's knowledge, no other event has occurred, which could reasonably be expected to have a Material Adverse Effect on Cummins Family Produce or could reasonably be expected to materially and adversely affect the transactions contemplated hereby.

          Taxes. All federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Cummins Family Produce have been filed or extended and all such filed returns are complete and accurate in all material respects, and disclose all taxes required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of Cummins Family Produce or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

          Foreign Corrupt Practices Act. Neither Cummins Family Produce, nor any director, officer, agent, employee or other person acting on behalf of Cummins Family Produce has, in the course of acting for, or on behalf of, Cummins Family Produce, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

          Insurance. Cummins Family Produce is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as reasonably prudent and customary in the businesses in which Cummins Family Produce is engaged. The Purchaser has no reason to believe that Cummins Family Produce will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

          Application of Takeover Protections. Cummins Family Produce and its board of directors have taken all necessary action, if any, in order to render inapplicable any anti-takeover or control share provisions contained in the Cummins Family Produce Charter or Cummins Family Produce By-Laws or arising Idaho law, which is or could become applicable to the Company as a result of the transactions contemplated hereby.

          Investment Company Status. The Cummins Family Produce is not an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act.

          Receivables. To the Purchaser's knowledge, none of Cummins Family Produce's trade receivables set forth on the financial statements which arose subsequent to the date of the financial statements (collectively, "Receivables") is or was subject to any material counterclaim or set off. To the Purchaser's knowledge, all Receivables are collectible (or have been collected) in the ordinary course of business using ordinary course collection practices, consistent with past practices, at the aggregate recorded amounts thereof, subject to the amount of reserves for doubtful accounts and for allowances and discounts set forth in the financial statements. All such reserves, allowances and discounts, were and are consistent with reserves, allowances and discounts previously maintained by Cummins Family Produce in the ordinary course. Cummins Family Produce does not have any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales. Cummins Family Produce has not issued any credits or credit memos in respect of any Receivable. No Receivable is owed by any governmental entity.
          Equipment. The material equipment owned by Cummins Family Produce or leased or available to Cummins Family Produce, including the assets leased or to be leased to Cummins Family Produce under the lease agreement with Cummins Family Holdings, LLC ("Cummins Family Holdings") dated on or about the date hereof (the "Lease Agreement") are listed on Schedule 2.2(d)(xiii) (the "CFP Equipment"). Cummins Family Produce has good title to or, subject to any such Lease, the right to use the CFP Equipment, free and clear of any liens, claims, encumbrances and security interests, except for the following liens ("Permitted Liens"): (i) statutory liens for taxes (as defined herein) not yet due, (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; or (iv) liens in favor of Key Equipment Finance Inc. ("Key Equipment Finance") in connection with indebtedness of Wesley Cummins to Key Equipment Finance. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the CFP Equipment has been recorded, filed, executed or delivered except in connection with indebtedness of Wesley Cummins to Key Equipment Finance.

          To the Purchaser's knowledge, the CFP Equipment (i) is structurally sound, in good operating condition and repair, and adequate for the uses to which it is being put; (ii) none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and (iii) such equipment is sufficient for the continued conduct of Cummins Family Produce's business after the Closing in substantially the same manner as conducted prior to the Closing.

          Material Adverse Change. Since September 30, 2008, no Material Adverse Effect has occurred or exists with respect to Cummins Family Produce, and no event or circumstance has occurred, to the Purchaser's knowledge, that with notice or the passage of time or both the Purchaser believes is reasonably likely to result in a Material Adverse Effect with respect to Cummins Family Produce.

          Contracts. With the exception of legal fees payable in connection with the drafting, negotiation and execution of this Agreement and the transactions contemplated hereby, Schedule 2.2(xv) lists all written or oral contract to which Cummins Family Produce is a party with an obligation over $10,000 (the "Contracts"). Except as shown on Schedule 2.2(d)(xv), Cummins Family Produce is not a party to, or bound by, or the issuer, beneficiary or recipient of, any material and undischarged written or oral:
            consulting agreement or agreement for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of Cummins Family Produce, other than employment of an employee at-will by Cummins Family Produce;
            agreement for the payment of a severance benefit, retention bonus or so-called "sale bonus" to any employees;
            plan or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, profit sharing, medical and/or dental benefits or the like covering any employee or employees of Cummins Family Produce;
            agreement restricting in any manner Cummins Family Produce's right to compete with any other Person, right to sell to or purchase from any other Person, the right of any other Person to compete with Cummins Family Produce, or the ability of such Person to employ any of Cummins Family Produce's employees;
            guaranty, performance, bid or completion bond, or surety or indemnification agreement;
            loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit (other than in connection with Wesley Cummins' indebtedness to Key Equipment Finance encumbering the CFP Equipment);
            contract with any railroad or other transportation company;
            lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles (other than in connection with the Lease Agreement);

          To the knowledge of the Purchaser, all of the Contracts are in full force and effect and are valid and enforceable in accordance with their terms. To the knowledge of the Purchaser, Cummins Family Produce is in material compliance with all terms and requirements of each Contract and each other Person that is party to a Contract is in material compliance with the terms and requirements of such Contract. To the knowledge of the Purchaser, no event has occurred or circumstance exist that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or material breach of, or give Cummins Family Produce or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any material amount to be paid or payable to or by Cummins Family Produce under any Contract and no Person has made a written demand for such renegotiation. To the knowledge of the Purchaser, Cummins Family Produce is not subject to any legal obligation to renegotiate or of a claim for a legal right to renegotiate, any Contract. To the knowledge of the Purchaser, Cummins Family Produce has not released or waived any of its material rights under any Contract. Cummins Family Produce does not have any unsatisfied community or charitable pledges, contributions or commitments. Cummins Family Produce is not subject to any liability, or claim therefore, for or with respect to price adjustment under any contract with the U.S. Government or any agency thereof, including any liability for defective pricing.

          Employees. With respect to the employees of Cummins Family Produce:

            There has not been, and to the knowledge of the Purchaser, there is not threatened, (1) any material strike, slowdown, picketing, work stoppage or employee grievance process; (2) any material charge, grievance proceeding or other claim against or affecting Cummins Family Produce relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental authority, (3) any union organizational activity or other labor or employment dispute against or affecting Cummins Family Produce or (4) any application for certification of a collective bargaining agent.

            To the knowledge of the Purchaser, none of the employees of Cummins Family Produce is an undocumented alien.

            The employment of each of Cummins Family Produce's employees is terminable at will without cost to Cummins Family Produce (as the case may be) except for payments required under the benefit plans and the payment of accrued salaries or wages and vacation and sick pay. Following termination, no employee or former employee has any right to demand to be rehired by Cummins Family Produce.

          Warranties. There are no material claims pending, or, to the Purchaser's knowledge, threatened against Cummins Family Produce with respect to the quality of or absence of defects in products or services. There have not been any products voluntarily recalled by Cummins Family Produce. Cummins Family Produce has not paid or been required to pay direct, incidental, or consequential damages to any Person in connection with any of such products or services.

          Product Liability. To the Purchaser's knowledge, Cummins Family Produce has had no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Cummins Family Produce which could reasonably result in a Material Adverse Effect on Cummins Family Produce. To the purchaser's knowledge, no product manufactured, sold or delivered by Cummins Family Produce is or has been the subject of any product recall or service bulletin corrective action in connection with any actual product defect.

          Environmental. Cummins Family Produce and its assets and business are and at all times have been in compliance in all material respects with all Environmental Laws (as defined herein) and Environmental Permits (as defined herein), except where the failure to do so would not result in a Material Adverse Effect on Cummins Family Produce. No notice, citation, inquiry or complaint has been received by Cummins Family Produce of any alleged violation of or liability or obligation (or potential liability or obligation) under any Environmental Law or Environmental Permit and to the knowledge of the Purchaser, there are no facts or circumstances which could be the basis for such a notice, citation, inquiry or complaint. To the knowledge of the Purchaser, there are no circumstances that could reasonably be expected to interfere with compliance by Cummins Family Produce with Environmental Laws in the future, whether or not the transactions contemplated hereunder take place. As used in this Agreement, the following terms have the following meanings:

            "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations, court orders, decrees, arbitration awards, and common law to which Cummins Family Produce is subject relating to (1) emissions, discharges, releases, or threatened releases of Hazardous Materials, (2) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials, (3) otherwise relating to the pollution of the environment, solid waste handling, treatment, storage or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas, or (4) the handling, processing, distribution or sale of agricultural or food products;

            "Environmental Permits" means licenses, permits, registrations, approvals of governmental authorities and agencies, agreements and consents which are required under or are issued pursuant to Environmental Laws;

            "Hazardous Materials" means any substances with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and

            "Release" means any spill, discharge, leach, leak, emission, escape, injection, dumping or other release or threatened release into the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.

          Real Property.

            Cummins Family Produce does not own any real property.

            Schedule 2.2(d)(xx) lists all real property leased, subleased or used by Cummins Family Produce (the "Leased Real Property"). The Leased Real Property: (1) constitutes all real property and improvements leased by Cummins Family Produce; (2) to the best of the Purchaser's knowledge, is not in possession of any adverse possessors; (3) is not subject to any leases or tenancies of any kind (except for Cummins Family Produce's lease); (4) is used in a manner which is materially consistent and legally permitted by applicable zoning ordinances and other laws or regulations without special use approvals or permits; (5) is in the peaceful possession of Cummins Family Produce; (6) is served by all water, sewer, electrical, telephone, drainage and other utilities required for both the normal operations of the business of Cummins Family Produce; and (7) to the knowledge of the Purchaser, requires no work or improvements to bring it into compliance with any applicable law or regulation, and is in good condition and repair.

            To the knowledge of the Purchaser, none of the utility companies serving any of the Leased Real Property has threatened any reduction in service. All of such utilities are installed and operating and all installation and connection charges have been paid for in full.

            The continued maintenance and operation of the Leased Real Property as currently maintained and operated is not dependent on facilities located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Leased Real Property; no building or other improvement not part of the Leased Real Property relies on the Leased Real Property or any part thereof or any interest therein to fulfill any governmental requirement; and no building or other improvement on the Leased Real Property relies on any property not included within the Leased Real Property to fulfill any governmental requirements.

            There are no challenges or appeals pending regarding the amount of the real estate taxes on, or the assessed valuation of, the Leased Real Property, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this paragraph (E) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

          Bank Accounts; Employee Information. The representation letter dated on or about the date hereof from the Purchaser to the Company regarding bank account information of Cummins Family Produce as well as a list of all regular employees of Cummins Family Produce, including their base salaries, bonuses and positions, is true and correct.

        Purchase Representations.

          Access to Other Information. Purchaser acknowledges that the Company has made available to Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which Purchaser considers relevant or appropriate in connection with entering into this Agreement.

          Risks of Purchase. Purchaser acknowledges that the Preferred Shares and the Common Shares issuable upon conversion thereof have not been registered under the Act. Purchaser is familiar with the provisions of Rule 144 promulgated under the Act and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Act or some other exemption from the registration requirements of the Act will be required in order to dispose of the Preferred Shares and the Common Shares issuable upon conversion of the rights granted thereunder, and that such Purchaser may be required to hold the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares received under this Agreement for a significant period of time prior to reselling them. Purchaser is capable of assessing the risks of an investment in the Preferred Shares and is fully aware of the economic risks thereof.

          Purchaser Interest. Purchaser is purchasing the Preferred Shares and may purchase the Common Shares in each case, for its own account and not with a view to distribution in violation of any securities laws. Purchaser has no present intention to sell the Preferred Shares or Common Shares in violation of federal or state securities laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold the Preferred Shares and Common Shares for any minimum or other specific term and reserves the right to dispose of the Preferred Shares or Common Shares at any time in accordance with federal and state securities laws applicable to such disposition.

          Restricted Securities. Purchaser acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Preferred Shares have been issued in reliance on the certain exemptions from registration under the Act, which exemptions depend upon, among other things, the representations made and information furnished by such Purchaser, including the bona fide nature of Purchaser's investment intent as expressed above.

          Ability to Bear Economic Risk. Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D, as amended, under the Act, and (i) is able to bear the economic risk of its investment in the Preferred Shares, (ii) is able to hold the Preferred Shares for an indefinite period of time, (iii) can afford a complete loss of its investment in the Preferred Shares and (iv) has adequate means of providing for its current needs.

          No Public Solicitation. At no time was Purchaser presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the issuance.

          Reliance by the Company. Purchaser understands that the Preferred Shares are being or will be, as the case may be, offered and sold and that the Common Shares as the case may be, will be issued, in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Preferred Shares.

        Brokers. Purchaser has taken no written action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

        No Hedging. Purchaser has not, within the ninety (90) days immediately preceding the date of this Agreement, purchased, sold, optioned, hedged or otherwise directly or indirectly participated in any transactions involving securities of the Company.

        Review of SEC Documents. Purchaser has had the opportunity to, and has reviewed the Annual Report and Proxy Statement of the Company dated September 26, 2008, including the Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 contained therein; the Quarterly Report of the Company on Form 10Q for its fiscal quarter ended August 31, 2008; and the periodic reports on Form 8-K as filed with the Securities and Exchange Commission during calendar year 2007 and 2008 up to and including the date of this Agreement.

        Stearns Note. The Purchaser has previously provided to the Company a true and correct copy of the Stearns Note. To the Purchaser's knowledge, all amounts have been timely paid thereunder, and Wesley Cummins is not in default under the Stearns Note.

  Covenants

      Stearns Note. As of the Closing Date, the Company shall assume all of the obligations of Wesley Cummins under the Stearns Note, and shall timely pay when due all amounts thereunder in accordance with the terms thereof.

      Registration and Listing; Effective Registration. For so long as the Preferred Shares are outstanding, the Company will use its commercially reasonable best efforts to cause the Common Stock which is registered on the date hereof to continue at all times to be so registered under Section 12(b) or Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations; provided that the foregoing shall not prevent the Company from entering into a tender offer or merger pursuant to which it ceases to become a public reporting company. Until such time as no Preferred Shares are outstanding, the Company shall use its commercially reasonable best efforts to continue the trading of the Common Stock on the over-the-counter market and comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the market on which the Common Stock is traded except that the Purchaser acknowledges that the Company may not file audited financial statements for Cummins Family Produce as an exhibit to the Form 8-K it will file in connection with this Agreement.

      Preferred Shares on Conversion. Upon any conversion by Purchaser (or then holder of Preferred Shares) of the Preferred Shares pursuant to the terms thereof, the Company shall issue and deliver to such Purchaser (or holder) within 3 business days of the Conversion Date (as such term is defined in the Certificate), a new certificate for the number of Preferred Shares which Purchaser (or holder) has not yet elected to convert but which is evidenced in part by the certificate(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new Certificates designated by Purchaser or holder); provided that if prior to such date, the Company has not received the certificate representing such Preferred Shares or an affidavit of lost certificate, then such delivery may be extended until one business day after receipt thereof by the Company.

      Replacement Preferred Share Certificates. The certificates for Preferred Shares held by Purchaser (or then holder) may be exchanged by Purchaser (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as requested by such Purchaser (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

      Securities Compliance. The Company shall notify the SEC, in accordance with their requirements, of the transactions contemplated by this Agreement and the Certificate and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares hereunder, and the Common Shares issuable upon conversion thereof.

      [Intentionally omitted].

      Notices. The Company agrees to provide all holders of Preferred Shares with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

      [Intentionally omitted].

      Reservation of Stock Issuable Upon Conversion. At all times when any Preferred Shares are outstanding, the Company shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. The Company promptly will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

      Commercially Reasonable Efforts. The parties shall use their commercially reasonable efforts to satisfy timely each of the conditions described in Article 4 of this Agreement.

      Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Preferred Shares and Common Shares, as required under Regulation D and to provide a copy thereof to Purchaser promptly after such filing. The Company shall, on or before Closing Date and the Earn-out Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Preferred Shares and Common for sale to Purchaser at the Closing and the Earn-out Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date or the Earn-out Closing Date, as applicable.

      Form 8-K. The Company shall timely file a Form 8-K with the SEC which discloses the transactions contemplated hereby.

  Conditions to Closings

      Conditions Precedent to the Obligation of the Company to Sell the Preferred Shares. The obligation hereunder of the Company to issue and/or sell the Preferred Shares to Purchaser at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

        Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of Purchaser that are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct as of such date).

        Performance by the Purchaser. Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by Purchaser at or prior to the Closing.

        No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Preferred Shares.

        Adverse Changes. No event which had or is likely to have, in the reasonable judgment of the Company, a Material Adverse Effect on Cummins Family Produce shall have occurred.

        Cummins Family Produce Shares. The Company shall have received certificates representing the Cummins Family Produce Shares in the form and substance attached as Exhibit 4.1(e) hereto.

        Lease Agreement. Cummins Family Holdings and Cummins Family Produce shall have executed the Lease Agreement in the form and substance previously provided to the Company.
        Supply Agreement. Southern Slope, Inc., Black Rock Ag., Inc., Cummins Family Produce, and solely for limited purposes set forth therein, Wesley Cummins, Lance Cummins, Nicholas Cummins and Nathan Cummins, shall have executed the supply agreement in the form and substance previously provided to the Company.

        Opinion of Counsel. At the Closing, the Company shall have received an opinion of Wright Brothers Law Office, PLLC, the independent counsel of the Purchaser, in form and substance reasonably satisfactory to the Company, and such other opinions, certificates and documents as the Company or its counsel shall reasonably require incident to the Closing.

        Other Purchaser Closing. At the Closing, the Company shall simultaneously close under the Cash Purchase Agreement.

        Officer's Certificate. The Purchaser shall have delivered to the Company one or more certificates in form and substance reasonably satisfactory to the Company, (x) executed by the general partner of the Purchaser certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Certificate of Limited Partnership and Agreement of Limited Partnership of the Purchaser and (y) executed by an officer of Cummins Family Produce, certifying as to incumbency of signing officers, the true, correct and complete nature of the Charter and By-Laws of Cummins Family Produce, and the good standing of Cummins Family Produce.

        Due Diligence. The Company shall have completed, to its satisfaction, its due diligence on Cummins Family Produce.

      Conditions Precedent to the Obligation of Purchaser to Purchase the Preferred Shares. The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for Purchaser's benefit and may be waived by Purchaser at any time in its sole discretion.

        Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct as of such date).

        Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

        No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Preferred Shares.

        Opinion of Counsel. At the Closing, the Purchaser shall have received an opinion of Tobin, Carberry, O'Malley, Riley & Selinger, P.C., the independent counsel of the Company, in form and substance reasonably satisfactory to the Purchaser, and such other opinions, certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

        Advanced Plasma License Agreement. Advanced Plasma Products, Inc. and the University of Tennessee Research Foundation shall have executed the license agreement in the form and substance previously provided to the Purchaser.

        Adverse Changes. No event which had or is likely to have, in the reasonable judgment of the Purchaser, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

        Officer's Certificate. The Company shall have delivered to the Purchaser a certificate in form and substance reasonably satisfactory to the Purchaser, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

        Certificate. The Certificate shall have been accepted for filing by the Secretary of State of the State of Nevada and a stamped copy shall have been provided to the Purchaser.

        Preferred Shares. The Company shall have delivered to Pacific Stock Transfer Company, the stock registrar and transfer agent for the Company, irrevocable instructions to register 20,000 Preferred Shares in the name of the Purchaser and to immediately deliver to the Purchaser one or more certificates (as reasonably requested by the Purchaser) representing such Preferred Shares in the form and substance of Exhibit 4.2(i) hereto.

        By-Law Amendment. The By-Laws shall have been amended to opt out of Nevada Revised Statutes Section 78-378, et. seq. in form and substance satisfactory to the Purchaser.

        Other Purchaser Closing. At the Closing, the Company shall simultaneously close under the Cash Purchase Agreement.

        Due Diligence. Purchaser shall have completed, to its satisfaction, its due diligence on the Company.

  Legend and Stock

  The Company will issue one or more certificates representing the Preferred Shares in the name of the Purchaser and in such denominations to be specified by the Purchaser prior to (or from time to time subsequent to) Closing. Each certificate representing the Preferred Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

  These securities have not been registered under the Securities Act of 1933 or any state securities laws. They may not be Transferred, Assigned, sold or offered for sale except pursuant to an effective registration statement under said Act and any applicable state securities law or an opinion of counsel, in form and substance reasonably acceptable to the company, that registration is not required because of an applicable exemption from such registration requirements.

  Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement.

  Termination

      Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by Purchaser at any time if the Closing shall not have been consummated by seventy-five (75) days following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

  Miscellaneous

      Stamp Taxes. The Company shall pay all stamp and other similar taxes and duties levied in connection with the issuance of the Preferred Shares and the shares of Common Stock issued upon conversion thereof. The Purchaser shall pay all stamp and other similar taxes and duties levied in connection with the transfer of the Cummins Family Produce Shares to the Company hereunder.

      Specific Performance; Consent to Jurisdiction; Jury Trial; Attorneys' Fees.

        The Company and Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Certificate were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

        the company and Purchaser (i) hereby irrevocably submits to the exclusive jurisdiction of the united states district court, the new york state courts and other courts of the united states sitting in new york county, new york for the purposes of any suit, action or proceeding arising out of or relating to this agreement and (ii) hereby waive, and agree not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. to the extent permitted by applicable law, the Company and Purchaser consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by applicable law.

        The Company and Purchaser hereby waive all rights to a trial by jury.

        In connection with the enforcement by either party of its rights under the Transaction Documents, the party that prevails, shall be entitled to recovery of expenses incurred, including, without limitation, reasonable attorneys' fees.

      Entire Agreement; Amendment. This Agreement, together with the Certificate and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby, supercedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived except by a written instrument signed by both the Company and Purchaser. No provision of this Agreement may be amended other than by a written instrument signed by both the Company and Purchaser.

      Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, facsimile or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

      to the Company:

      Flight Safety Technologies, Inc.

      c/o Kenneth Wood

      18 Brookside Drive

      Warren, NJ 07059

      Attention: President and CEO

      and

      Flight Safety Technologies, Inc.

      c/o Richard Rosenfeld

      105 Stonebridge Road

      Montclair, NJ 07042

      Attention: CFO

      with copies to:

      Tobin, Carberry, O'Malley, Riley &

      Selinger, P.C.

      43 Broad Street

      New London, CT 06320-0058

      Phone: 860-447-0335

      Facsimile: 860-442-3469

      Attention: Joseph J. Selinger, Jr.

      to Purchaser:

      Cummins Family Limited Partnership

      2570 Eldridge Ave.

      Twin Falls, ID 83301

      Attention: Wesley Cummins

      with copies to:

      Wright Brothers Law Office, PLLC

      1166 Eastland Ave., Suite A

      Twin Falls, ID 83301

      Phone: 208-733-3107

      Facsimile: 208-733-1669

      Attention: Charles F. Wright

      Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

      Indemnity; Liability.

        Company Indemnification. In consideration of Purchaser's execution and delivery of this Agreement and in addition to all of the Company's other obligations under the Transaction Documents, from and after the Closing, the Company shall defend, protect, indemnify and hold harmless Purchaser and all of its partners, officers, directors, employees, and members and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Purchaser Indemnitees") from and against any and all actions, causes of action, suits, claims (which actions, causes of action, suits and claims are made by third parties), losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Purchaser Indemnified Liabilities"), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, and (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee by a third party arising out of or resulting from the Company's breach of the Transaction Documents or the Company's breach of other certificate, instrument or document contemplated hereby or thereby, and (d) the enforcement of this Section. Notwithstanding the foregoing, Purchaser Indemnified Liabilities shall not include any liability of any Purchaser Indemnitee to the extent it arises out of: (i) such Purchaser Indemnitee's willful misconduct, gross negligence, or fraudulent action(s) or (ii) the breach of any representation, warranty or covenant in the Transaction Documents by such Purchaser Indemnitee.

        The Company shall be liable under this Section 7.5(a) in respect of Purchaser Indemnified Liabilities only to the extent the aggregate of such Purchaser Indemnified Liabilities exceed $10,000, in which case the Company shall be liable under this Section 7.5(a) for all Purchaser Indemnified Liabilities up to a maximum aggregate amount equal to the greater of (i) the Cummins Family Produce Value or (ii) the Initial Closing Consideration Value.

        To the extent permitted by law, the parties acknowledge and agree that the indemnification set forth in this Section 7.5(a) shall be the exclusive remedy of the Purchaser Indemnitees against the Company for any Purchaser Indemnified Liabilities.

        To the extent that the undertaking by the Company in this Section 7.5(a) may be unenforceable for any reason, and subject to the limitations set forth above, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law.

        Purchaser Indemnification. In consideration of Company's execution and delivery of this Agreement and in addition to all of the Purchaser's other obligations under the Transaction Documents, from and after the Closing, the Purchaser shall defend, protect, indemnify and hold harmless Company and all of its officers, directors, employees, and members and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Company Indemnitees") from and against any and all actions, causes of action, suits, claims (which actions, causes of action, suits and claims are made by third parties), losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Company Indemnified Liabilities"), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Purchaser in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Purchaser contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Company Indemnitee by a third party arising out of or resulting from the Purchaser's breach of the Transaction Documents or the Purchaser's breach of any other certificate, instrument or document contemplated hereby or thereby, and (d) the enforcement of this Section. Notwithstanding the foregoing, Company Indemnified Liabilities shall not include any liability of any Company Indemnitee to the extent it arises out of: (i) such Company Indemnitee's willful misconduct, gross negligence, or fraudulent action(s) or (ii) the breach of any representation, warranty or covenant in the Transaction Documents by such Company Indemnitee.

      The Purchaser shall be liable under this Section 7.5(b) in respect of Company Indemnified Liabilities only to the extent the aggregate of such Company Indemnified Liabilities exceed $10,000, in which case the Purchaser shall be liable under this Section 7.5(b) for all Company Indemnified Liabilities up to a maximum aggregate amount equal to the greater of (i) the Cummins Family Produce Value or (ii) the Initial Closing Consideration Value.

      At the Purchaser's election, amounts payable under this Section 7.5(b) may be paid with Preferred Shares, which Preferred Shares shall be valued for such purposes at the Original Issue Price.

      To the extent permitted by law, the parties acknowledge and agree that the indemnification set forth in this Section 7.5(b) shall be the exclusive remedy of the Company Indemnitees against the Purchaser for any Company Indemnified Liabilities.

      To the extent that the undertaking by the Purchaser in this Section 7.5(b) may be unenforceable for any reason, and subject to the limitations set forth above, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

      Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

      Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

      Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. Except in connection with a sale of the Company pursuant to a merger, consolidation or the like or the sale of all or substantially all of the assets of the Company, the Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser. Purchaser may assign this Agreement (in whole or in part) or any rights or obligations hereunder in connection with an assignment of Preferred Shares; provided that any transferee of Preferred Shares must agree in writing to be bound by the applicable terms of the Transaction Documents.

      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to Agreements executed and to be performed entirely within such State.

      Survival. The representations and warranties of the Company and the Purchaser contained herein shall survive the Closing and continue in full force and effect unto the two (2) year anniversary of the Closing Date. The termination of any such representation and warranty, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. The agreements and covenants of the Company and the Purchaser contained herein shall, unless otherwise specifically provided herein, survive the Closing and remain in full force and effect forever.

      Execution. This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      Publicity. Other than as required pursuant to the rules and regulations of the Exchange Act, the Company and Purchaser agree that they will not disclose, and will not include in any public announcement, the name of any Purchaser or the Company without the express written agreement of such Purchaser, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Other than with respect to disclosure required pursuant to the rules and regulations of the Exchange Act, the Company or Purchaser agree that each will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith (that has not been previously disclosed in detail) to each Purchaser and any public announcement including the name of a party to such party, reasonably in advance of the release of such announcements.

      [Intentionally omitted].

      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Purchaser exercise a right, election, demand or option under a Transaction Document and the Company does not substantially perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in their sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

      Obligations Absolute. The Company's obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

    Signature Page Follows

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY: FLIGHT SAFETY TECHNOLOGIES, INC. By: /s/ Richard S. Rosenfeld
Name: Richard S. Rosenfeld Title: Chief Financial Officer
PURCHASER: CUMMINS FAMILY LIMITED PARTNERSHIP By: Cummins Family Holdings, LLC Title: General Partner By: /s/ Wesley Cummins
Name: Wesley Cummins Title: Member

    Signature page to Purchase Agreement

    EXHIBITS AND SCHEDULES

Exhibit 1.1A	Certificate
Schedule 2.1(a)	List of Subsidiaries
Schedule 2.1(b)	List of Subsidiaries Not Qualified To Do Business
Schedule 2.1(c)	Capitalization
Schedule 2.1(c)(i)	Capitalization
Exhibit 2.1(c)(ii)	Articles of Incorporation of the Company
Exhibit 2.1(c)(iii)	By-Laws of the Company
Exhibit 2.1(c)(iv)	Articles of Incorporation of the Subsidiary
Exhibit 2.1(c)(v)	By-Laws of the Subsidiary
Schedule 2.1(e)	No Conflicts
Schedule 2.1(i)	No Material Adverse Change
Schedule 2.1(p)	No Litigation
Schedule 2.1(q)	Brokers
Schedule 2.1 (r)(i)	Outstanding Securities Entitled to Registration Rights
Schedule 2.1 (r)(ii)	Outstanding Securities Affected by the Issuance of Preferred Shares, etc.
Schedule 2.1(s)	Certain Transactions
Schedule 2.1(w)	MFN and Variable Rate Transactions
Schedule 2.1(aa)	Indebtedness
Exhibit 2.2(d)(ii)	Articles of Incorporation of Cummins Family Produce
Exhibit 2.2(d)(iii)	By-Laws of Cummins Family Produce
Schedule 2.2(d)(xiii)	CFP Equipment
Schedule 2.2(d)(xv)	Contracts
Schedule 2.2(d)(xx)	Leased Real Property
Exhibit 4.1(e)	Form of Cummins Family Produce Share Certificate
Exhibit 4.2(i)	Form of Preferred Share Certificate

    Exhibit 1.1A

Certificate of Designations of Series A Convertible Preferred Stock

[See attached]

Schedule 2.1(a)

List of Subsidiaries

Advanced Plasma Products, Inc., a Nevada Corporation

Schedule 2.1(b)

List of Subsidiaries Not Qualified To Do Business

NONE

Schedule 2.1(c)

Capitalization

NONE

Schedule 2.1(c)(i)

Capitalization

260,417 common shares in Flight Safety Technologies, Inc. issuable to the University of Tennessee Research Foundation pursuant to a licensing agreement.

20,000 common shares in Flight Safety Technologies, Inc. issuable to David Cryer pursuant to a severance agreement.

Exhibit 2.1(c)(ii)

Articles of Incorporation of the Company

[See attached]

Exhibit 2.1(c)(iii)

By-Laws of the Company

[See attached]

Exhibit 2.1(c)(iv)

Articles of Incorporation of the Subsidiary

[See attached]

Exhibit 2.1(c)(v)

By-Laws of the Subsidiary

[See attached]

Schedule 2.1(e)

No Conflicts

NONE

Schedule 2.1(i)

No Material Adverse Change

NONE

Schedule 2.1(p)

No Litigation

Counsel for a former employee of the Company has written to the Company and threatened suit, claiming damages for wrongful termination of his employment agreement, which expired and required written notice from the Company to extend its term. No such extension was given. The Company has denied liability and is waiting to hear further from such employee's counsel.

Schedule 2.1(q)

Brokers

NONE

Schedule 2.1(r)(i)

Outstanding Securities Entitled to Registration Rights

NONE

Schedule 2.1(r)(ii)

Outstanding Securities Affected By the Issuance of Preferred Shares, Etc.

NONE

Schedule 2.1(s)

Certain Transactions

NONE

Schedule 2.1(w)

MFN and Variable Rate Transactions

NONE

Schedule 2.1(aa)

Indebtedness

NONE

Exhibit 2.2(d)(ii)

Articles of Incorporation of Cummins Family Produce

[See attached]

Exhibit 2.2(d)(iii)

By-Laws of Cummins Family Produce

[See attached]

Schedule 2.2(d)(xiii)

CFP Equipment
CLARIFIER	N/A	N/A
STATIC SCREEN	N/A	N/A
PUMPS	N/A	N/A
CULL BINS	N/A	N/A
UNLOADING SYSTEM	N/A	N/A
WASHING & DRYING	N/A	N/A
GRADING TABLES	N/A	N/A
#2 TABLES	N/A	N/A
EVEN FLO BINS	N/A	N/A
POMONA PACKAGING	85-2	220-029
	85-1	118-115
WEIGHT INDICATOR	N/A	N/A
SAMPLER	N/A	N/A
INK PRINTER	N/A	N/A
HYSTER	A618633	GPH02A20PV
HYSTER	C831996	KCPH02A20
HYSTER	C2-3-FW-475	25271
BAGGER & WEIGHTS	140093-1	189-4030-1001
AUTOMATIC BAGGER MAGNUSON	93068	189-93068-1001
AUTOMATIC BAGGER MAGNUSON	93069	189-93069-1001
EXETER GRADER MACHINE	N/A	N/A
FABRICATING EXETER UNIT	N/A	N/A
EXETER ENGINEERING UNIT	N/A	N/A
EXETER ENGINEERING UPGRADE	N/A	N/A
TRACK SYSTEM FOR EXETER	N/A	N/A
CAMERA FOR GRADING SYSTEM	N/A	N/A
COLOR CAMERAS & DIGITAL DISPLAYER	N/A	N/A
GRADER ACCESSORIES	N/A	N/A
ELIMINATOR	N/A	N/A
POTATO SCANNER	Tatoscanner	9240
GLUE MACHINE	80-14	85-7-5
BOX FILLER	N/A	N/A
QUICK LOK MACHINE	N/A	N/A
BAG CLOSER	N/A	N/A
DOBOY STITCH O'MATIC	N/A	N/A
AIR COMPRESSOR CRANDAL	N/A	N/A
KEEGAN BAG O'MATIC MACHINE	N/A	N/A
KEEGAN BAG O'MATIC COLUMN	N/A	N/A
KEEGAN BAG O'MATIC HARDWARE	N/A	N/A
MATHEWS INKJET PRINTERS	N/A	N/A
BOX ERECTOR	ER1800	ER18-13
GEAR BOXES (100)	N/A	N/A
ALL CONVEYOR LINES BUILT ON SITE	N/A	N/A

Schedule 2.2(d)(xv)

Contracts

Lease Agreement dated on or about the date hereof by and between Cummins Family Produce, Inc. and Cummins Family Holdings, LLC.

Supply Agreement dated on or about the date hereof by and among Southern Slope, Inc., Black Rock Ag., Inc., Cummins Family Produce, Inc., and solely for limited purposes set forth therein, Wesley Cummins, Lance Cummins, Nicholas Cummins and Nathan Cummins.

Consulting Agreement dated effective as of September 1, 2008 by and between Cummins Family Produce, Inc. and Nicholas Cummins.

Schedule 2.2(d)(xx)

Leased Real Property

Parcel No. 1

Lots 1, 2 and 3, Block 3, TWIN FALLS CHAMBER OF COMMERCE INDUSTRIAL PARK SUBDIVISION NO. 3, Twin Falls County, according to the official plat thereof recorded in Book 13 of Plats, page 1, records of Twin Falls County, Idaho.

AND the East 30 feet of the following described parcel:

A 60-foot strip of land, being a portion of Doc Taylor Drive, located in the Twin Falls Chamber of Commerce Industrial Park Subdivision No. 3, in the SW1/4 of Section 23, Township 10 South, Range 17 East, Boise Meridian, Twin Falls County, Idaho, in accordance with the official plat recorded in the records of Twin Falls County, being that portion of Doc Taylor Drive lying between Lots 1, 2, and 3 in Block 2 and Lots 1, 2 and 3 in Block 3, in accordance with the official plat recorded in the records of Twin Falls County, more particularly described as follows:

COMMENCING at the Northeast corner of Lot 1, Block 3 of said subdivision;

THENCE running North 89 35'52" West along the Northerly boundary of said Lot 1 for 375.25 feet to the REAL POINT OF BEGINNING, said point being a point of curvature of a 20.00-foot radius curve left, the radius point to which lies South 0 24'08" West 20.00 feet;

THENCE along said curve for 31.56 feet;

THENCE South 0 01'04" East along the Westerly boundary of Lots 1, 2 and 3, Block 3, for 436.00 feet to the Southwest corner of Lot 3, Block 3;

THENCE South 89 58'56" West for 30.00 feet;
THENCE North 0 01'04" West for 9.28 feet;

THENCE South 89 58'56" West for 30.00 feet to the Southwest corner of Lot 3, Block 2;

THENCE North 0 01'04" West for 427.42 feet along the Easterly boundary of Lot 1, 2 and 3, Block 2, to a point of curvature of a 20.00-foot radius curve left, the radius point to which lies South 89 58'56" West 20.00 feet;

THENCE along said curve for 31.27 feet to a point on the Northerly boundary of Lot 1, Block 2;

THENCE South 89 35'52" East for 100.00 feet to the REAL POINT OF BEGINNING.

Parcel No. 2

Lots 2 and 3, Block 2, TWIN FALLS CHAMBER OF COMMERCE INDUSTRIAL PARK SUBDIVISION NO. 3, Twin Falls County, Idaho, according to the official plat thereof recorded in Book 13 of Plats, page 1, records of Twin Falls County, Idaho.

AND the West 30 feet of the following described parcel:

A 60-foot strip of land, being a portion of Doc Taylor Drive, located in the Twin Falls Chamber of Commerce Industrial Park Subdivision No. 3, in the SW1/4 of Section 23, Township 10 South, Range 17 records of Twin Falls County, being the portion of Doc Taylor Drive lying between Lots 1, 2 and 3 in Block 2 and Lots 1, 2 and 3 in Block 3, in accordance with the official plat recorded in the records of Twin Falls County, more particularly described as follows:

COMMENCING at the Northeast corner of Lot 1, Block 3 of said subdivision:

THENCE running North 89 35'52" West along the Northerly boundary of said Lot 1 for 375.24 feet to the REAL POINT OF BEGINNING, said point being a point of curvature of a 20.00-foot radius curve left, the radius point to which lies South 0 24'08" West 20.00 feet'

THENCE along said curve for 31.56 feet;

THENCE South 0 01'04" East along the Westerly boundary of lots 1, 2 and 3, Block 3, for 436.00 feet to the Southwest corner of Lot 3, Block 3;

THENCE South 89 58'56" West for 30.00 feet

THENCE North 0 01'04" West for 9.28 feet;

THENCE South 89 58'56" West for 30.00 feet to the Southwest corner of lot 3, Block 2;

THENCE North 0 01'04" West for 427.42 feet along the easterly boundary of Lot 1, 2 and 3, Block 2, to a point of curvature of a 20.00-foot radius curve left the radius point to which lies South 89 58'56" West 20.00 feet;

THENCE along said curve for 31.27 feet to a point on the Northerly boundary of Lot 1, Block 2;

THENCE South 89 35'52" East for 100.00 feet to the REAL POINT OF BEGINNING.

Parcel No. 3

Lots 6 and 7, Block 2, TWIN FALLS CHAMBER OF COMMERCE INDUSTRIAL PARK SUBDIVISION NO. 3, Twin Falls County, Idaho, according to the official plat thereof recorded in Book 13 of Plats, page 1, records of Twin Falls County, Idaho.

Exhibit 4.1(e)

Form of Cummins Family Produce Share Certificate

[See attached]

Exhibit 4.2(i)

Form of Preferred Share Certificate

[See attached]